Astea Reports Profitable Third Quarter 2011 Results

32% Increase in Overall Revenues, 143% Increase in Software License Revenues, and 14% Increase in Service and Maintenance Revenues

HORSHAM, Pa., Nov. 14, 2011 /PRNewswire/ -- Astea International Inc. (NASDAQ: ATEA), a global provider of service lifecycle management and mobility solutions, today released financial results for the third quarter of 2011.

For the quarter ended September 30, 2011, Astea reported revenues of $6.6 million which were 32% greater than revenues of $5.0 million for the same period in 2010. Net profit available to shareholders for the quarter was $0.2 million or $0.05 per share, compared to a net loss of $0.6 million or ($0.16) per share for the same period in 2010. Software license revenues of $1.7 million were 143% higher than revenues of $0.7 million for the same period in 2010. Service and maintenance revenues of $4.9 million were 14% higher when compared to revenues of $4.3 million for the same period in 2010.

"We are very pleased to report a second profitable quarter this year, which is a result of our continuous product innovation, strong sales execution, and domain expertise unmatched in the service management industry. We successfully signed some very significant deals this quarter and our professional services backlog is very strong. Additionally, our year-to-date revenue is 38% greater compared to the same period last year and our year-to-date license revenues are 113% greater compared to the same period last year," stated Zack Bergreen, CEO of Astea International. "In Q2 2011 we announced our new HTML5 mobility solutions and support for Android smartphones and tablets, iPhones, and iPads. We have already begun deployments and the feedback has been very positive. Both customers and prospects are pleased that we have leveraged our extensive experience in developing mobile solutions to bring a fresh and innovative approach to the market. Additionally, we are proud to be recognized as a Visionary in Gartner's 2011 Field Service Management Magic Quadrant which demonstrates our experience and commitment to meeting the dynamic needs of service organizations around the world."

THIRD QUARTER HIGHLIGHTS

  Astea attained an impressive set of new customers around the globe; In Australia, Astea signed one of Australia's leading IT services companies that provides end-to-end integrated technology solutions; In North America, Astea signed a leading provider of technology and business solutions for road safety camera and electronic toll enforcement programs worldwide; In Japan, Astea sold licenses to a leading manufacturer of monochrome and color printers.
  Astea successfully sold additional licenses as well as professional services work for further international expansion into Europe and Asia Pacific for one of their existing customers currently leveraging Astea Alliance in their North American service operations.
  This quarter Astea also sold additional licenses to existing customers for both the Astea Alliance and FieldCentrix solutions, as customers continued to expand configurations and deploy additional users and modules.
  Astea positioned in the Visionaries Quadrant in Gartner's 2011 Field Service Management Magic Quadrant. The Magic Quadrant is a graphical representation of a marketplace at and for a specific time period. It depicts Gartner's analysis of how certain vendors compare against criteria for that marketplace, as defined by Gartner.
  Astea announced a partnership with SOTI to offer remote device management as part of Astea's industry leading mobility solution suite. SOTI MobiControl allows companies to manage, support and secure their mobile field force regardless of the devices used in the field. With this joint solution companies can eliminate the complexities associated with managing and deploying various types of mobile devices as well as ensuring that both corporate and employee-owned devices are secure.

Astea will host a conference call that will be broadcast live over the Internet on Friday, November 18, 2011 at 11:00 AM ET to discuss the Company's third quarter financial results. Investors can access the call from the Company's Web site at http://www.astea.com/about_investors.asp. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About Astea International

Astea International (NASDAQ: ATEA) is a global provider of software solutions that offer all the cornerstones of service lifecycle management, including customer management, service management, asset management, forward and reverse logistics management and mobile workforce management and optimization. Astea's solutions link processes, people, parts, and data to empower companies and provide the agility they need to achieve sustainable value in less time, and successfully compete in a global economy. Since 1979, Astea has been helping more than 600 companies drive even higher levels of customer satisfaction with faster response times and proactive communication, creating a seamless, consistent and highly personalized experience at every customer relationship touch point.

www.astea.com. Service Smart. Enterprise Proven.

© 2011 Astea International Inc. Astea and Astea Alliance are trademarks of Astea International Inc. All other company and product names contained herein are trademarks of the respective holders.

This press release contains forward-looking statements that are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are possibilities that the companies mentioned in this press release may not purchase licenses for Astea Alliance, the continuing acceptance of Astea's products, general competitive pressures in the marketplace, and continued overall growth in the customer relationship management solutions industry. Further information regarding these as well as other key risk factors and meaningful cautionary statements that could affect the Company's financial results are included at length in the Company's Form 10-K for the fiscal year ended December 31, 2010, as supplemented in the 10-Q for the Quarter ended September 30, 2011 as filed with the Securities and Exchange Commission.

CONTACT: Investor Relations, Rick Etskovitz, Chief Financial Officer, Astea International Inc., +1-215-682-2500, retskovitz@astea.com